Exhibit 23.1

Madsen & Associates, CPA's Inc.

684 East Vine Street

Murray, UT 84107

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PeopleString Corporation

We consent to the inclusion in this Registration Statement of Amendment II to Form S-1 filed with the SEC (the "Registration Statement"), of our report dated March 23, 2010, relating to the balance sheet of PeopleString Corporation as of December 31, 2009, and the related statements of operations, stockholders' equity, and cash flows for the period from January 2, 2009 (inception) through December 31, 2009 appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to our firm under the caption -Experts" in such Registration Statemcnt.

/s/ Madsen & Associates, CPA's Inc.

Madsen & Associates, CPA's Inc.

Murray, UT
March 30, 2010